Exhibit 99.1

Kubient Reports Second Quarter 2020 Results

NEW YORK – September 23, 2020 – Kubient, Inc. (NasdaqCM: KBNT, KBNTW) (“Kubient” or the “Company”), a cloud-based software platform for digital advertising, today reported financial results for the second quarter and six months ended June 30, 2020.

Second Quarter 2020 and Recent Operational Highlights

•	Officially launched Kubient Artificial Intelligence (KAI), the industry’s first AI-powered ad fraud detection and prevention platform that helps advertisers combat the $40 billion annual ad fraud problem in the 300 millisecond window.

•	Closed an initial public offering (IPO) of 2,500,000 units, resulting in gross proceeds of approximately $12.5 million, before deducting underwriting discounts and commissions and other offering expenses.

•	At quarter end, publisher inventory that Kubient can monetize, or ad impression opportunities, for the Audience Cloud, Kubient’s flexible open marketplace for advertisers and publishers to reach, monetize and connect their audiences, increased 213% compared to the first quarter of 2020.

•	At quarter end, Kubient’s platform had verified and fingerprinted over 994 million unique internet devices, an increase of 74% from 570 million at the end of the first quarter of 2020.

•	Partnered with Zoox Smart Data to create a direct marketplace that enables real-time bidding programmatic access for demand platforms, brands and agencies, to reach unique audiences in hotels, airports and the MTA New York City Transit system. The strategic partnership will grow an existing audience of over 100 million Wi-Fi users a year, to almost to a billion users in the next 18 months.

•	Joined the DPAA, the leading global trade marketing association connecting out-of-home (OOH) media with the advertising community while moving OOH to digital.

Management Commentary

“Our operational and financial performance in the first half of 2020 was encouraging despite the challenges we encountered due to the ongoing global pandemic,” said Kubient CEO Peter Bordes. “Most notably, we generated $1.3 million of net revenue from successful beta tests with two large enterprise clients for our high-margin, SaaS-based KAI ad fraud detection platform. The testing provided critical validation and future reference points for our platform’s ability to ingest vast amounts of data and then analyze it using our proprietary machine learning technology.

“Similar to many companies in the tech industry and beyond, Kubient’s operations were impacted by COVID-19 in Q2 as several of our customers and prospects temporarily decreased their advertising budgets. On a positive note, we have seen a steady increase in advertising budgets in the current quarter compared to Q2, which reinforces our belief that companies are adapting their businesses and marketing strategies to the current environment. In fact, at the end of June ad opportunities for Audience Cloud increased approximately 213% compared to just the end of March, which is a testament to our technology and growing base of publishers. With the proceeds from our IPO, we are expanding our sales and marketing team to both accelerate the number of ad opportunities and stimulate greater demand from advertisers. We believe that facilitating a greater pool of opportunities for publishers and advertisers will not only create more liquidity for our clients, but also help us better realize the full benefits of our scalable technology and robust business model.

“In the past few months, we believe we’ve generated clear operating momentum and, as a result of our recent IPO, have a solidified balance sheet to better capitalize on the potential expansive opportunities on the horizon. Our continued focus and successful execution in the near-term should position Kubient to realize its long-term mission, which is to transform the multi-billion-dollar, global advertising industry by enabling a highly efficient and liquid marketplace for advertisers and publishers.”

Second Quarter 2020 Financial Results

Net revenues increased to $92,000 from $49,000 in the same period last year. The increase in net revenues was primarily from one customer, partially offset by a decrease from another customer during the period.

Total operating expenses increased 16% to $1.2 million from $1.0 million in the same period last year. The increase in operating expense was primarily due to higher technology expenses, offset by a decrease in general and administrative expenses.

Net loss was $1.5 million, or $(0.42) per share, compared to $1.1 million, or $(0.32) per share, in the same year-ago period.

As of June 30, 2020, the Company had cash and cash equivalents of $45,000. As of August 14, 2020, after giving effect to the sale of units in the Company’s IPO and the gross proceeds of approximately $12.5 million and net proceeds of approximately $10.7 million received therefrom, the Company had $11.0 million in cash and cash equivalents, $435,000 of debt and 7.6 million common shares outstanding.

Six Month 2020 Financial Results

Net revenues increased to $1.5 million from $106,000 in the same period last year. The increase was primarily due to $1.3 million of revenue from two customers beta testing KAI in the first quarter of 2020.

Total operating expenses increased 52% to $2.4 million from $1.5 million in the same period last year. The increase in total operating expenses was primarily due to higher technology expenses and general and administrative expenses.

Net loss was $1.6 million, or $(0.43) per share, compared to $1.6 million, or $(0.44) per share, in the same year-ago period.

Conference Call

Kubient will hold a conference call today (September 23, 2020) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these results.

Kubient management will host the conference call, followed by a question and answer period.

U.S. dial-in: 1-877-407-9208

International dial-in: 1-201-493-6784

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Kubient’s website.

A telephonic replay of the conference call will be available after 8:00 p.m. Eastern time through September 30, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13710171

About Kubient

Kubient is a technology company with a mission to transform the digital advertising industry to audience-based marketing. Kubient’s next generation cloud-based infrastructure enables efficient marketplace liquidity for buyers and sellers of digital advertising. The Kubient Audience Cloud is a flexible open marketplace for advertisers and publishers to reach, monetize and connect their audiences. The Company’s platform provides a transparent programmatic environment with proprietary artificial intelligence-powered pre-bid ad fraud prevention, and proprietary real-time bidding (RTB) marketplace automation for the digital out of home industry. The Audience Cloud is the solution for brands and publishers that demand transparency and the ability to reach audiences across all channels and ad formats. For additional information, please visit https://kubient.com/.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Kubient Investor Relations

Gateway Investor Relations

Matt Glover and Tom Colton

T: 1-949-574-3860

Kubient@gatewayir.com

Kubient, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net Revenues	$91,537	$49,150	$1,473,450	$105,956

Operating Expenses:
Technology	551,157	381,786	1,031,558	754,737
General and administrative	658,080	658,764	1,322,006	791,371

Total Operating Expenses	1,209,237	1,040,550	2,353,564	1,546,108

Loss From Operations	(1,117,700)	(991,400)	(880,114)	(1,440,152)

Other (Expense) Income:
Interest expense	(296,483)	(143,663)	(729,295)	(160,099)
Interest expense - related parties	(101,637)	(115)	(202,551)	(115)
Gain on forgiveness of accounts payable - supplier	-	-	236,248	-
Other income	10,500	-	12,294	244

Total Other Expense	(387,620)	(143,778)	(683,304)	(159,970)

Net Loss	$(1,505,320)	$(1,135,178)	$(1,563,418)	$(1,600,122)

Net Loss Per Share - Basic and Diluted	$(0.42)	$(0.32)	$(0.43)	$(0.44)

Weighted Average Common Shares Outstanding -
Basic and Diluted	3,601,838	3,599,300	3,601,680	3,599,300

Kubient, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets

Current Assets:
Cash	$45,115	$33,785
Accounts receivable, net	572,651	38,704
Prepaid expenses and other current assets	29,389	28,072

Total Current Assets	647,155	100,561
Intangible assets, net	1,445,226	83,333
Property and equipment, net	5,827	4,549
Deferred offering costs	433,898	285,196

Total Assets	$2,532,106	$473,639

Liabilities and Stockholders' Deficiency

Current Liabilities:
Accounts payable - suppliers	$540,933	$785,180
Accounts payable - trade	2,206,827	867,554
Accrued expenses and other current liabilities	1,037,047	478,674
Accrued interest	251,653	117,912
Accrued interest - related parties	41,559	4,204
Due to related party	29,000	29,000
Notes payable, current portion	271,960	113,967
Convertible notes payable, current portion, net of discount of $0 and $630,994 as of June 30, 2020 and December 31, 2019, respectively	-	2,569,006
Convertible notes payable - related parties, current portion, net of discount of $0 and $281,701 as of June 30, 2020 and December 31, 2019, respectively	-	548,799
Total Current Liabilities	4,378,979	5,514,296
Convertible notes payable, non-current portion, net of discount of $330,585 and $0 as of June 30, 2020 and December 31, 2019, respectively	3,154,415	-
Convertible notes payable - related parties, non-current portion, net of discount of $183,965 and $0 as of June 30, 2020 and December 31, 2019, respectively	722,035	-
Notes payable, non-current portion	248,197	-
Notes payable - related parties, non-current portion	585,000	-
Total Liabilities	9,088,626	5,514,296

Commitments and contingencies (Note 8)

Stockholders' Deficiency:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized; No shares issued and outstanding as of June 30, 2020 and December 31, 2019	-	-
Common stock, $0.00001 par value; 95,000,000 shares authorized; 3,602,633 and 3,601,521 shares issued and outstanding as of June 30, 2020 and December 31, 2019	36	36
Additional paid-in capital	3,410,279	3,362,724
Accumulated deficit	(9,966,835)	(8,403,417)

Total Stockholders' Deficiency	(6,556,520)	(5,040,657)

Total Liabilities and Stockholders' Deficiency	$2,532,106	$473,639

Kubient, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

	For the Six Months Ended
	June 30,
	2020	2019

Cash Flows From Operating Activities:
Net loss	$(1,563,418)	$(1,600,122)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	139,145	-
Bad debt expense	3,734	1,684
Gain on forgiveness of accounts payable - supplier	(236,248)	-
Allowance for other asset	-	200,000
Stock-based compensation:
Stock options	10,817	10,760
Common stock	73,125	6,000
Amortization of debt discount and debt issuance costs	585,409	125,683
Amortization of debt discount and debt issuance costs - related parties	173,236	70
Changes in operating assets and liabilities:
Accounts receivable	(537,681)	(38,808)
Prepaid expenses and other current assets	(1,317)	(35,621)
Other asset	-	(270,000)
Accounts payable - suppliers	(7,999)	82,773
Accounts payable - trade	209,292	55,596
Accrued expenses and other current liabilities	373,284	(37,164)
Accrued interest	133,741	26,127
Accrued interest - related parties	37,355	34

Net Cash Used In Operating Activities	(607,525)	(1,472,988)

Cash Flows From Investing Activities:
Purchase of intangible assets	(355,019)	-
Purchase of property and equipment	(2,316)	-
Advances to related party	-	(25,000)

Net Cash Used In Investing Activities	(357,335)	(25,000)

Cash Flows From Financing Activities:
Advances from related party	-	250
Repayment of advance from related party	-	(45,000)
Proceeds from issuance of convertible notes payable and
investor warrants [1]	-	2,127,401
Proceeds from issuance of notes payable	406,190	-
Proceeds from issuance of notes payable - related parties	585,000	-
Repayment of notes payable	-	(82,369)
Payment of deferred offering costs	(15,000)	-

Net Cash Provided By Financing Activities	976,190	2,000,282

Net Increase In Cash	11,330	502,294

Cash - Beginning of the Period	33,785	7,518

Cash - End of the Period	$45,115	$509,812

[1] The amount for the six months ended June 30, 2019 includes gross proceeds of $2,500,000, less issuance costs of $372,599 deducted directly from the offering proceeds.

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$8,331
Income taxes	$-	$-

Non-cash investing and financing activities:
Original issue discount in connection with convertible notes payable	$285,000	$235,000
Original issue discount in connection with convertible notes
payable - related party	$75,500	$15,000
Issuance of investor and placement agent warrants in connection with
issuance of convertible notes payable	$-	$437,901
Accrual of intangible assets	$1,144,981	$-
Accrual of deferred offering costs	$148,702	$6,712
Forgiveness of related party liability	$33,738	$-
Equity issuance costs - placement agent warrants	$-	$16,667